Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PAE Incorporated for the registration of common stock and common stock warrants and to the incorporation by reference therein of our report dated November 22, 2019, with respect to the consolidated financial statements of Shay Holding Corporation and subsidiaries included in the Gores Holdings III, Inc. Definitive Proxy Statement (Schedule 14A), filed with the Securities and Exchange Commission on January 24, 2020.

/s/ Ernst & Young

Tysons, VA

February 14, 2020